As filed with the Securities and Exchange Commission on June 12, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERIX CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	93-1135197
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1521 Poplar Lane
Forest Grove, Oregon 97116
(503) 359-9300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Janie S. Brown
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Merix Corporation
1521 Poplar Lane
Forest Grove, Oregon 97116
(503) 359-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Simpson
Perkins Coie LLP
1211 S.W. Fifth Avenue, Suite 600
Portland, Oregon 97204
(503) 727-2000

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Per Share Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,287,996 shares	$15.02	$19,345,699.92	$1,779.80

(1)
All 1,287,996 shares registered pursuant to this registration statement are to be offered by selling shareholder. In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on June 10, 2002, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 12, 2002

1,287,996 Shares

MERIX CORPORATION

Common Stock

Our common stock is traded on the Nasdaq National Market under the symbol “MERX.” On June 10, 2002, the last sale price of the common stock, as reported on the Nasdaq National Market, was $14.82 per share.

The selling shareholder listed in the section titled “Selling Shareholder” below may offer for sale from time to time up to 1,287,996 shares of our common stock issuable upon conversion of $25,000,000 principal amount of our 6.5% convertible debentures due May 30, 2007. The selling shareholder may sell the shares on the Nasdaq National Market or otherwise at prevailing market prices or at prices negotiated with purchasers and will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We cannot tell you whether the selling shareholder will sell all or any portion of the shares offered under this prospectus. We will not receive any proceeds from any eventual sales by the selling shareholder of the shares issued on conversion of the debentures.

Before buying any shares you should read the discussion of material risks of investing in our common stock in “ Risk Factors” beginning on Page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June     , 2002.

We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of Merix Corporation may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

THE COMPANY

Merix Corporation is a leading manufacturer of complex multilayer printed circuit boards primarily for use in high-end commercial equipment. We are capable of producing, in volume, technologically sophisticated printed circuit boards of up to 40 layers utilizing high performance, mixed dielectric materials. We focus on the communications, computing and test and measurement segments of the electronics industry. Our principal executive offices are located at 1521 Poplar Lane, Forest Grove, Oregon and our telephone number is (503) 359-9300.

RECENT DEVELOPMENTS

On May 30, 2002, we sold to one institutional investor $25,000,000 principal amount of 6.5% convertible debentures that are convertible into shares of our common stock at $19.41 per share. Interest on the debentures at the rate of 6.5% is due quarterly commencing June 30, 2002. The entire principal balance is due and payable on May 30, 2007. We may elect to prepay the debentures after August 31, 2004 provided that for the 40 trading days prior to the time we give notice of intent to prepay, the closing price for shares of our common stock is at least $29.12.

Upon the occurrence of certain transactions, including a merger, acquisition or consolidation of Merix with or into another entity, that would result in a change of control (as defined in the debentures), we may elect, or the debenture holders may require us, to retire the outstanding debentures by paying to the debenture holders an amount equal to 110% of the aggregate principal amount of the debentures outstanding, plus accrued but unpaid interest.

On May 31, 2002, we used a portion of the proceeds from the sale of the debentures to retire in full the remaining $16 million principal amount of our 7.92% notes due 2003.

RISK FACTORS

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR STOCK

If the selling shareholder converts the 6.5% convertible debentures, our existing shareholders’ interests will be diluted; sales of substantial amounts of our stock could cause the price to go down.

On May 30, 2002, we sold $25 million principal amount of 6.5% convertible debentures due 2007 to one institutional investor that are convertible into shares of our common stock at a price of $19.41 per share. To the extent that the investor converts, a greater number of shares of our common stock will be outstanding and the interests of our existing shareholders will be diluted. If these additional shares are sold into the market, it could decrease the market price of our common stock. Substantial sales of our stock also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, which could make it more difficult for us to obtain financing when needed and affect our ability to carry out our operating plans.

Our stock price has been volatile historically, which may make it more difficult to timely resell shares at prices you find attractive, and could result in litigation.

Our common stock is relatively thinly traded, and the price has been volatile. In fiscal year 2002, our average monthly trading volume was approximately 4,410,000 shares, at daily closing prices ranging from $26.60 to $11.85 per share.

The stock market in general, and the stock prices of technology and electronics companies in particular, have experienced significant volatility, which has sometimes been unrelated to the operating performance of any particular company or companies.

Our stock price has fluctuated substantially in the past and could be subject to wide fluctuations in the future in response to factors such as the following:

•	actual or anticipated variations in quarterly results of operations;

•	sales of substantial amounts of our common stock by the selling shareholder or other shareholders;

•	short sales of our stock by the selling shareholder or other shareholders;

•	announcements of technological innovations, new products or new services by us or our competitors;

•	changes in financial estimates or recommendations by securities analysts;

•	conditions or trends in our industry;

•	changes in the market valuations of our competitors, or our announcement of significant acquisitions, strategic relationships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	general market conditions; and

•	other events or factors, many of which are beyond our control.

In the past, securities class action litigation has been brought against companies following periods of volatility in their stock prices. We could be the target of future securities class action litigation if our stock price were to experience significant volatility. Securities litigation could result in substantial costs and divert our management’s time and resources, which could cause our business to suffer.

Our quarterly operating results may fluctuate significantly.

Our quarterly results of operations are subject to significant variation for a variety of reasons, including the following:

•	the timing and volume of our customers’ orders;

•	price and product competition;

•	changes in the mix of products we sell;

•	the levels at which we utilize our manufacturing capacity;

•	our level of experience in manufacturing a particular product;

•	difficulties we may face integrating acquired operations;

•	costs associated with adding new geographical locations or expanding our facilities;

•	manufacturing process yields;

•	raw material availability; and

•	shortages of experienced labor.

Each of these factors has had in the past, and may have in the future, an adverse effect on our quarterly operating results. In addition, a significant portion of our operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfalls may magnify the adverse impact of such revenue shortfalls on our operating results. As a result, our operating results may vary significantly from one quarter to the next.

RISKS RELATED TO OUR BUSINESS

If economic conditions decrease demand for electronic products or adversely affect the market for electronic products, we could continue to experience reduced sales and lower gross margins.

Our business depends on the electronics industry, which is subject to intense competition, rapid technological change, short product life cycles and pricing and margin pressures. When these factors adversely affect our customers, we suffer similar effects. Our customers are primarily manufacturers in the communications, computing and test and measurement segments of the electronics industry. At any time, our customers can discontinue or modify products containing components manufactured by us. This discontinuance or modification could adversely affect our results of operations.

In addition, the electronics industry has historically been cyclical and subject to significant economic downturns characterized by diminished product demand, rapid declines in average selling prices and over-capacity. The electronics industry is experiencing a recession and is likely to experience recessionary periods in the future. The economic conditions affecting the electronics industry have adversely affected our operating results and may do so in the future.

Because a small number of customers account for a substantial portion of our revenue, our revenue could decline if we lose a major customer or if a major customer demands less of our products or cancels or delays orders.

Historically, we have derived a significant portion of our revenue from a limited number of customers. Our top five OEM customers represented 64.1%, 67.5% and 67.8% of our net sales in fiscal 2001, 2000 and 1999, respectively. We expect to continue to depend upon a small number of customers for a significant portion of our net sales for the foreseeable future. The loss of or decrease in orders from one or more major customers could reduce our revenues and materially adversely affect our financial condition and results of operations. Our revenues declined significantly in fiscal 2002.

Competition in the market for electronic interconnect solutions is intense, and could reduce our sales and prevent us from achieving or maintaining profitability.

The market for electronic interconnect solutions is intensely competitive, highly fragmented and rapidly changing. We expect competition to persist and intensify, which could result in price reductions, reduced gross margins and loss of market share. We believe our major competitors are the large United States and international independent producers that also manufacture multilayer printed circuit boards and provide backplane and other electronic assemblies, such as Dynamic Details Inc., Honeywell, Multek (a division of Flextronics International Ltd.), Sanmina-SCI, TTM Technologies Inc. and Viasystems. New and emerging technologies may result in new competitors entering our market.

Many of our competitors and potential competitors have a number of significant advantages over us, including:

•	significantly greater financial, technical, marketing and manufacturing resources;

•	preferred vendor status with our existing and potential customers;

•	greater name recognition; and

•	larger customer bases.

In addition, these competitors may have the ability to respond more quickly to new or emerging technologies, may adapt more quickly to changes in customer requirements and may devote greater resources to the development, promotion and sale of their products than us. We must continually develop improved manufacturing processes to meet our customers’ needs for complex products, and our basic interconnect technology is generally not subject to significant proprietary protection. We may not be able to maintain or expand our sales if competition increases and we are unable to respond effectively. During recessionary periods in the electronics industry, our competitive advantages in the areas of providing an integrated manufacturing solution and responsive customer service may be less important to our customers. Our customers may become more price-sensitive.

We believe price competition from printed circuit board manufacturers in Asia and other locations with lower production costs may play an increasing role in the printed circuit board markets in which we compete. While historically our competitors in these locations have primarily competed in less technologically advanced markets, they continue to expand their technology to include higher technology printed circuit boards. These competitors may gain market share in the market for higher technology printed circuit board market, which may have a material adverse effect on the pricing of our products and our gross margin and cause our sales to decrease.

If we lose key personnel, we could experience reduced sales, delayed product development and diversion of management resources.

Our success depends largely on the continued contributions of our key management, engineering, sales and marketing and professional services personnel, many of whom would be difficult to replace. We do not have employment or non-compete agreements with our key personnel. If one or more members of our senior management were to resign, the loss of personnel could result in loss of sales, delays in new product development and diversion of management resources. We do not maintain “key man” insurance policies on any of our personnel.

If we are not able to retain or attract employees with sufficient know-how to conduct our manufacturing processes, we may not be able to maintain or increase our production output and quality.

Manufacturing printed circuit boards requires employees with sufficient know-how to operate advanced equipment and to conduct sensitive and complicated manufacturing processes. There can be intense competition for these types of employees. We have been successful in attracting and retaining a sufficient number of these employees in our operations to date. In the future, we may not be able to attract and retain a sufficient number of these employees.

Acquisitions may be costly and difficult to integrate, divert management resources or dilute shareholder value.

As part of our business strategy, we may make acquisitions of, or investments in, companies, products or technologies that complement our current products, augment our market coverage, enhance our technical capabilities or production capacity or that may otherwise offer growth opportunities.

In connection with these acquisitions or investments, we could:

•	issue stock that would dilute our current shareholders’ percentage ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets; or

•	incur large and immediate write-offs.

Future acquisitions also could pose numerous additional risks to our operations, including:

•	problems integrating the purchased operations, technologies or products;

•	unanticipated costs;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	entering markets in which we have limited or no prior experience; and

•	potential loss of key employees, particularly those of the purchased organization.

We may not be able to complete one or more acquisitions or integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of environmental laws.

We are required to comply with all federal, state, county and municipal regulations regarding protection of the environment. Electronic interconnect product manufacturing requires the use of a variety of materials, including metals and chemicals. Water used in the printed circuit board manufacturing process must be treated to remove metal particles and other contaminants before it can be discharged into the municipal sanitary sewer system. As a result, we are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the storage, use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing processes. Although we believe our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, environmental legislation has been enacted and may in the future be enacted or interpreted to create environmental liability with respect to our facilities or operations. We may be responsible for the cleanup of any contamination discovered at our current and former manufacturing facilities and could be subject to revocation of permits necessary to conduct our business. Further, we can not assure you that additional environmental matters will not arise in the future at sites where no problem is currently known or at sites that we may acquire in the future.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section of this prospectus titled “Risk Factors,” that may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. You should not place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ from those results discussed in or implied by the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding issuers, including us, that file documents with the Securities and Exchange Commission electronically. You can also inspect our Securities and Exchange Commission filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

This prospectus is a part of a registration statement on Form S-3 filed with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the Securities and Exchange Commission. We refer you to the registration statement and its exhibits for further information about us and the shares offered by the selling shareholder.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the Securities and Exchange Commission:

•	our Annual Report on form 10-K for the fiscal year ended May 26, 2001;

•	our Proxy Statement for the 2001 Annual Meeting of Shareholders filed August 17, 2001;

•	our Quarterly Reports on Form 10-Q for the quarters ended August 25, 2001, November 24, 2001 and February 23, 2002;

•	our current reports on Form 8-K dated April 2, 2002 and May 31, 2002;

•
the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under Section 12(g) of the Exchange Act of 1934 and all amendments or reports filed for the purpose of updating this description; and

•
all other reports that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the termination of this offering.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. However, we will not provide copies of the exhibits to these filings unless we specifically incorporated by reference the exhibits in this prospectus.

Merix Corporation
Janie S. Brown
Senior Vice President
Chief Financial Officer,
Treasurer and Secretary
1521 Poplar Lane
Forest Grove, Oregon 97116
(503) 359-9300

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock offered in this prospectus.

SELLING SHAREHOLDER

We are registering all 1,287,996 shares covered by this prospectus on behalf of the selling shareholder named in the table below. We are registering the shares to permit the selling shareholder and its pledgees, donees, transferees or other successors in interest that receive their shares from the selling shareholder as a gift, partnership distribution or another nonsale-related transfer after the date of this prospectus to resell the shares when they deem appropriate.

The shares are issuable, subject to the 4.999% conversion limitation described below, upon conversion of the 6.5% convertible debentures, which we sold to the selling shareholder in a private placement. In connection with the sale of the debentures, we agreed to prepare and file this registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel or other advisors for the selling shareholder and underwriting discounts and commissions and brokerage commissions and fees. We have also agreed to prepare and file any amendments and supplements to this registration statement as may be necessary to keep the registration statement effective until the earlier of:

•
the date on which the shares offered in this prospectus may be resold by the selling shareholder without registration and without regard to volume limitations by reason of Rule 144 under the Securities Act of 1933;

•	the date that all of the registered shares have been sold pursuant to the registration statement; or

•	the date that all of the registered shares have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933.

The selling shareholder has not had a material relationship with us within the past three years except as a result of the ownership of the 6.5% convertible debentures.

The following table sets forth the name of the selling shareholder, the number of shares of common stock owned beneficially by the selling shareholder before and after this offering and the number of shares that may be offered pursuant to this prospectus. This information is based on information provided by the selling shareholder pursuant to a questionnaire prepared in connection with this prospectus. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling shareholder may offer the shares for resale from time to time.

No holder of the debentures may convert the debentures to the extent that such conversion would result in the holder, together with any affiliate, beneficially owning in excess of 4.999% of the outstanding shares of our common stock following such conversion. The number of shares of common stock listed below as beneficially owned by the selling stockholder prior to the offering includes shares of our common stock that are issuable to it upon conversion of the debentures, subject to the 4.999% limitation. However, the 4.999% limitation would not prevent the debenture holder from acquiring and selling in excess of 4.999% of the outstanding shares of our common stock through a series of acquisitions and sales under the debentures, while never beneficially owning more than 4.999% at any one time.

	Shares Beneficially Owned Prior to Offering	Number of Shares Being Registered	Shares Beneficially Owned After Offering(1)
Name	Number(2)		Number	Percent
SF Capital Partners Ltd.	758,385	1,287,996	0	0

(1)	Assumes the sale of all shares offered in this prospectus and no other purchases or sales of our common stock.
(2)
Consists of the shares of our common stock issuable to the selling shareholder upon conversion of the debentures at a price of $19.41 per share, subject to the 4.999% conversion limitation described above.

SF Capital Partners Ltd. is organized under the laws of the British Virgin Islands and is engaged in the business of investing in publicly traded equity securities for its own account. Michael A. Roth and Brian J. Stark have voting and dispositive power over the shares of our common stock beneficially owned by SF Capital Partners.

PLAN OF DISTRIBUTION

We are registering all the shares of common stock offered by this prospectus on behalf of the selling shareholder and its pledgees, donees, transferees or other successors-in-interest, who may sell the shares from time to time, or who may also decide not to sell all the shares that may be sold under this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholder.

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the Nasdaq National Market or otherwise. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling shareholder has informed us that it does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer to sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares. The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the resales. We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of each selling shareholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, if the selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus to disclose information about that donee or pledgee.

The selling shareholder must pay all brokerage commissions and similar selling expenses relating to the sale of its shares. We are required to pay all fees and expenses incident to the registration of the shares, excluding any fees and expenses incident to the registration of the shares in relation to a transfer or pledge of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Portland, Oregon.

EXPERTS

Our financial statements for the years ended May 26, 2001 and May 27, 2000 are incorporated in this prospectus by reference to the Annual Report on Form 10–K for the year ended May 26, 2001, and have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, and upon the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

Our financial statements for the year ended May 29, 1999, incorporated in this prospectus by reference from our Annual Report on Form 10–K for the year ended May 26, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts payable, by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market additional listing fee.

SEC registration fee	$1,779.80
Legal fees and expenses	$12,000.00
Accounting fees and expenses	$11,500.00
Miscellaneous fees and expenses	$2,220.20

Total	$27,500.00

Item 15.    Indemnification of Directors and Officers

We are an Oregon corporation. Sections 60.391 through 60.414 of the Oregon Business Corporation Act authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Article VI of our restated articles of incorporation provides for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Oregon law. We may also indemnify our directors and officers against liability they may incur for serving in those capacities pursuant to a liability insurance policy we maintain for this purpose.

Section 60.404 of the Oregon Business Corporation Act authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article V of our restated articles of incorporation contains provisions implementing, to the fullest extent permitted by Oregon law, such limitations on a director’s liability to the registrant and its shareholders.

Item 16.    Exhibits

4.1	(1)	Description of the Registrant’s Capital Stock contained in the Articles of Incorporation of Merix Corporation, as amended.

4.2	(2)	Description of the Rights of Security Holders contained in the Bylaws of Merix Corporation.

4.3		Securities Purchase Agreement dated May 30, 2002, by and between Merix Corporation and SF Capital Partners Ltd.

4.4		Convertible Debenture dated May 30, 2002 issued by Merix Corporation to SF Capital Partners Ltd. in the amount of $25,000,000.00.

4.5		Registration Rights Agreement dated May 30, 2002, by and between Merix Corporation and SF Capital Partners Ltd.

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)
24.1	Power of attorney (contained on signature page)

(1)	Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended May 26, 2001.
(2)	Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

Item 17.    Undertakings

A.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Forest Grove, State of Oregon, on the 12th day of June, 2002.

MERIX CORPORATION

/s/ JANIE S. BROWN
By:	Janie S. Brown Senior-Vice President, Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes Mark R. Hollinger and Janie S. Brown, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 12th day of June, 2002.

Signature	Title

/s/ MARK R. HOLLINGER Mark R. Hollinger	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)

/s/ JANIE S. BROWN Janie S. Brown	Senior-Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/ CARLENE M. ELLIS Carlene M. Ellis	Director

/s/ ROBERT C. STRANDBERG Robert C. Strandberg	Director

/s/ WILLIAM C. MCCORMICK William C. McCormick	Director

/s/ GEORGE H. KERCKHOVE George H. Kerckhove	Director

EXHIBIT INDEX

Exhibit Number
4.1(1)	Description of the Registrant’s Capital Stock contained in the Articles of Incorporation of Merix Corporation, as amended.

4.2(2)	Description of the Rights of Security Holders contained in the Bylaws of Merix Corporation.

4.3	Securities Purchase Agreement dated May 30, 2002, by and between Merix Corporation and SF Capital Partners Ltd.

4.4	Convertible Debenture dated May 30, 2002 issued by Merix Corporation to SF Capital Partners Ltd. in the amount of $25,000,000.00.

4.5	Registration Rights Agreement dated May 30, 2002, by and between Merix Corporation and SF Capital Partners Ltd.

5.1	Opinion of Perkins Coie LLP regarding the legality of the common stock being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto)

24.1	Power of attorney (contained on signature page)

(1)	Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended May 26, 2001.
(2)	Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended May 31, 1997.